UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 6, 2008

AVIZA TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-51642 (Commission File Number)	20-1979646 (I.R.S. Employer Identification Number)

440 Kings Village Road, Scotts Valley, CA 95066

(Address of principal executive offices) (Zip Code)

831-438-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

The Company has entered into a Purchase Agreement and Joint and Mutual Escrow Instructions, dated as of March 6, 2008 (the “Purchase Agreement”) with respect to the property located at 440 Kings Village Road, Scotts Valley, California that houses the Company’s headquarters and batch systems manufacturing facilities (the “Property”) with Fowler Property Acquisitions, LLC (“Fowler”).  The stated purchase price in the Purchase Agreement is thirteen million dollars ($13,000,000).

There are conditions to Fowler’s obligation to close the transactions contemplated by the Purchase Agreement, including: (i) Fowler’s satisfaction during its ninety (90) day diligence period (“Diligence Period”) with its physical inspection of the Property, based on the condition of the Property; (ii) Fowler’s review and approval of the title to the Property and any existing surveys of the Property during the Diligence Period; (iii) Fowler’s review and approval of property condition documents, permits, entitlements, related agreements, and contracts during the Diligence Period; and (iv) the commitment of the title company to issue the title policy. The Company and Fowler have negotiated a temporary lease that allows the Company up to two (2) years to relocate to a new operating facility.  The closing of the transactions contemplated by the Purchase Agreement will occur, if at all, (i) thirty (30) days following the expiration of the Diligence Period or (ii) on such date as is otherwise mutually agreed to by the Company and Fowler in writing. Additionally, Fowler has the option to extend the closing period of the transactions for an additional thirty (30) days subject to compliance with certain conditions.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number

10.1	Purchase Agreement and Joint and Mutual Escrow Instructions, dated as of March 6, 2008, between Aviza Technology, Inc., and Fowler Property Acquisitions, LLC.

99.1	Press Release dated March 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2008
AVIZA TECHNOLOGY, INC.

By:	/s/ Patrick C. O’Connor
Patrick C. O’Connor
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number

10.1	Purchase Agreement and Joint and Mutual Escrow Instructions, dated as of March 6, 2008, between Aviza Technology, Inc., and Fowler Property Acquisitions, LLC.

99.1	Press Release dated March 6, 2008.